Invest Today & Become Part-Owner.mp4 (2m 28s) https://jotengine.com/transcriptions/75cdMRbfdg76JWeWS6MsBA
1 speaker (Speaker 1)

[0:00:06]
Speaker 1: Hi I'm Marlo Giudice and I'm the CEO and founder of Marlo's Bakeshop
 . I started the company in 2013 with a simple idea . I have unique recipe that my grandmother had passed down to me and I wanted a way to share it with the world . Today , that mission has evolved and Marlo's Bakeshop now exists to nurture our customers and promote women's entrepreneurship with our wholesome soft bakes biscotti and heirloom cookies . Our products are made exclusively with organic and GMO free ingredients . They're allergy friendly and they have 30 % less sugar than the leading cookie per serving . Their global flavors like sesame tahini and Mexican hot chocolate distinguish them in a competitive category . But what makes them even more distinctive is that they're made from secret family recipes , crowdsourced from social media . We celebrate these diverse and authentic recipe origins right on our packaging . With one employee
 , I've grown the company double digits every year since inception . From one caf on San Francisco to over 1000 points of distribution today that sell our
15 products ranging from grocery stores to gift shops to corporate offices like Facebook , Uber and LinkedIn . Our sales have increased an average of 65 % for the last two years and we've sold over two million cookies . We've accomplished all of this while completely bootstrapping the business . That's why we're here on Refunder to raise 350000 dollars to accelerate our growth . The capital we raise will be allocated towards three key initiatives . One , toward strategic marketing and promotional programs for our expanding distribution in the retail channel . Two , it will help bring our line of crispy cookie bites to market creating another day part opportunity for the Marlo's Bakeshop brand and to capitalize on the growing indulgent snack trend . Three , it will be invested in digital marketing and optimizing the direct to consumer shopping experience on Marlosbakeshop . Com . With this capital in play , we're projecting to more than double sales each year for 2019 and 2020 while attaining profitability . Our talented sales team is led by Jeff Canner who is brought on board because of his extensive experience with emerging food brands . Jeff has a proven track record of growing brands to the point of their acquisition or exit . With your Refund our invest you'll be partnering with us to help us achieve our goals through 2020 and beyond to our own acquisition . Please join us and become part owner . Together , we can expand globally , support women as business owners , and bring the joy of eating clean all natural cookies to people all over the world . Together , we can make Marlo's Bakeshop a household name
 .
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